Term sheet no. 1 to

Prospectus Supplement dated July 31, 2007

Prospectus Supplement dated May 30, 2006

and Prospectus dated May 30, 2006

Registration Statement no. 333-134553

Dated January 8, 2008

Rule 433

YEELDS (Yield-Enhanced Equity-Linked Debt Securities)

Final Terms and Conditions as of January 7, 2008

Global Convertibles Products

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006, the YEELDS prospectus supplement dated July 31, 2007 and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in this offering. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplements and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

General Issue Terms

	Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)*

	Issue Type:	Registered medium-term notes (equity-linked)

	Securities Offered:	YEELDS (Yield-Enhanced Equity-Linked Debt Securities) with payment at maturity linked to the performance of the Underlying Stock

	Currency:	USD

	Maturity:	January 21, 2009 (12 months and 7 days after the Issue Date)

	Number of Securities:	13,820,000 YEELDS

	Principal Amount:	$36.18 per YEELDS, and in the aggregate, $500,007,600.00

	Denominations:	$36.18 and integral multiples thereof

	Issue Price:	100%

Dates

	Trade Date:	January 7, 2008

	Issue Date:	January 14, 2008 (the 5th business day following the Trade Date)

	Stated Maturity Date:	January 21, 2009 (12 months and 7 days after the Issue Date), subject to postponement as described under “Valuation Date”.

	Valuation Date:	January 13, 2009 (the 5th and final Averaging Date). The Valuation Date is subject to postponement in the event that any of the Averaging Dates comprising the Averaging Period are postponed as described under “Postponement of an Averaging Date, including Valuation Date, because of a market disruption event”. In the event of any such postponement, the Stated Maturity Date will be postponed by a number of days equal to the number of days that the Valuation Date is postponed.

	First Averaging Date:	January 7, 2009 (the 1st day in the Averaging Period)

	Averaging Period:	The five scheduled trading days up to and including the Valuation Date (each, an “Averaging Date”). Each

*Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Averaging Date is subject to postponement if a market disruption event occurs, as described under “Postponement of an Averaging Day, including Valuation Date, because of a Market Disruption Event”

Global Convertibles Products	Coupons
	Coupon Rate:	7.50% per annum, calculated on a 30/360 day count basis

	Coupon Payment Dates:	Quarterly, on the 21st calendar day of each January, April, July and October, beginning on April 21, 2008 (long first coupon)

	Coupon Record Date:	15 calendar days prior to each Coupon Payment Date

Payment at Maturity

	Underlying Stock:	The common stock of General Electric Company (“GE”)

	Equity Cap Price:	$41.4261, or 114.50% of the Initial Value

	Initial Value:	$36.18 (which is the average execution price per share for the Underlying Stock that an affiliate of the Issuer will pay to hedge the Issuer’s obligations under the YEELDS).
	Maturity Payment Options:	On the Stated Maturity Date, the Issuer will pay either in cash the “Cash Settlement Amount” or, if the note holder has so elected, in shares of the Underlying Stock the “Stock Settlement Amount”. If the note holder elects to settle in shares, the Trustee must be notified by the note holder by written notice no later than the First Averaging Date.

	Cash Settlement Amount:	For each YEELDS, the Issuer will pay you the lesser of the following amounts:

(i) The Alternative Redemption Amount, and

(ii) The Equity Cap Price

plus any accrued but unpaid coupon payments

	Alternative Redemption Amount:	The arithmetic average of the Adjusted Volume Weighted Average Prices for each of the Averaging Dates comprising the Averaging Period

Adjusted Volume Weighted Average Price:

The Adjusted Volume Weighted Average Price of the Underlying Stock on any Averaging Date is the sum of:

(i)     the Volume Weighted Average Price on such Averaging Date multiplied by the multiplier on such Averaging Date (as described in the YEELDS prospectus supplement in “Adjustments to multipliers and to securities included in the calculation of the settlement value”) and

(ii)    its Dividend Adjustment Amount as of such Averaging Date

Volume Weighted Average Price:
The Volume Weighted Average Price per share of the Underlying Stock on any Averaging Date means such price as displayed on Bloomberg page GE <EQUITY> AQR in respect to the period from 9:30 a.m. to 4:00 p.m. New York

		City time, on such Averaging Date. Adjustments to the Volume Weighted Average Price will occur if General Electric Company changes the amount of the quarterly cash dividends it pays on its shares of common stock during the term of the YEELDS. See “Description of the Notes-Settlement value” on page SS-15 in the accompanying YEELDS prospectus supplement.

Global Convertibles Products	Stock Settlement Amount:	For each YEELDS, a number of shares of the Underlying Stock equal to the sum of the Daily Settlement Share Numbers on the five Averaging Dates.

Should the calculations above result in residual fractional shares, such residual fractional shares shall be paid in cash calculated as the residual fractional number of shares multiplied by the Alternative Redemption Amount in addition to a cash payment equal to any accrued but unpaid coupon payments

	Daily Settlement Share Number:	With respect to each of the five Averaging Dates, the Daily Settlement Share Number shall equal:
		a) If the Adjusted Volume Weighted Average Price as of such Averaging Date exceeds the Equity Cap Price, 0.2 multiplied by the Equity Cap Price divided by the Volume Weighted Average Price
		or

		b) If the Adjusted Volume Weighted Average Price of such Averaging Date does not exceed the Equity Cap Price, 0.2 multiplied by the Adjusted Volume Weighted Average Price divided by the Volume Weighted Average Price.

	Dividend Adjustment Details
	Expected Dividend Schedule:
		Expected Ex-Dividend Date	Expected Dividend Amount (per share)
		20-Feb-08	$0.310
		20-Jun-08	$0.310
		22-Sep-08	$0.310
		22-Dec-08	$0.310

	Dividend Adjustment Amount:
		The Dividend Adjustment Amount as of any scheduled trading day shall be calculated as the difference between the Actual Aggregate Dividend and the Expected Aggregate Dividend, in each case as of such scheduled trading day, which difference may be positive or negative.

	Expected Aggregate Dividend:
		With respect to any scheduled trading day, the Expected Aggregate Dividend shall be calculated as the sum of Expected Dividend Amounts corresponding to all Expected Ex-Dividend Dates within the period from but excluding the Trade Date to and including such scheduled trading day.

	Actual Aggregate Dividend:	With respect to any scheduled trading day, the Actual Aggregate Dividend shall be calculated as follows:

Global Convertibles Products

•     If ex-dividend dates occur within the period from but excluding the Trade Date to and including such scheduled trading day, the Actual Aggregate Dividend shall be the sum of cash dividends declared per share of the Underlying Stock on all such ex-dividend dates;

• If no ex-dividend dates occur within the period from but excluding the Trade Date to and including such scheduled trading day, the Actual Aggregate Dividend shall be zero.

Postponement of an Averaging Date, including Valuation Date, because of a market disruption event:

If a market disruption event occurs on a day that would otherwise be an Averaging Date, as set forth in this document, such Averaging Date will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled Averaging Day, then (a) that eighth scheduled trading day shall be deemed to be that Averaging Date and (b) the Calculation Agent shall determine the Volume Weighted Average Price of the Underlying Stock for that eighth scheduled trading day, based upon its good faith estimate of the Volume Weighted Average Price on such day. If any Averaging Date is postponed, all subsequent Averaging Days will also be postponed as set forth in the preceding sentence; the next subsequent Averaging Date will then be the next scheduled trading day on which no market disruption event occurs (subject to the eight scheduled trading day limitation described above). As a consequence, the occurrence of a market disruption event on a day that would otherwise be an Averaging Day may result in non-consecutive Averaging Days.

Other Information

	Listing:	None

	TRACE Eligibility:	Yes

	Business Days:	New York

	Quotation Exchange:	For the Underlying Stock: New York Stock Exchange

For the YEELDS: None

	Calculation Agent:	Lehman Brothers Inc.

	Trustee:	Citibank

Global Convertibles Products	Adjustments:	Detailed provisions specifying the adjustments to be made to the terms and conditions of the YEELDS upon the occurrence of a market disruption event or an adjustment event in relation to the Underlying Stock shall be contained in the prospectus supplement (including any applicable pricing supplement) relating to the YEELDS. All purchases of YEELDS are deemed to be subject to the terms thereof.
	CUSIP Number:	52522L558
	ISIN Number:	US52522L5580
	Clearing:	DTC